Exhibit 99.1

Saga Communications, Inc. Reports Dividends, Leadership Changes and Other Updates

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – December 7, 2022 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company,” “Saga,” “us,” or “our”) today announced the declaration of a quarterly and special cash dividend, a new variable dividend policy, changes to leadership on the Board of Directors, and an update on the Company’s strategic initiatives.

Dividend Announcements

The Company announced that its Board of Directors has declared a quarterly cash dividend of $0.25 per share and a special cash dividend of $2.00 per share on its Class A common stock. The dividend will be paid on January 13, 2023, to shareholders of record on December 21, 2022. The aggregate amount of the payment to be made in connection with the combined quarterly and special dividends will be approximately $13.6 million. The quarterly and special cash dividends will be funded by cash on the Company’s balance sheet. Including this dividend, the Company will have paid over $106.6 million in dividends to shareholders since the first special dividend was paid in 2012.

In addition, the Board of Directors adopted a new variable dividend policy for the allocation of cash flows aligned with the Company’s goals of maintaining a strong balance sheet, increasing cash returns to shareholders, and continuing to grow the Company through strategic acquisitions. Under the new policy, in addition to any quarterly and special dividends paid, the Company will declare an additional dividend in the second quarter of each year of 70% of the preceding year’s annual Free Cash Flow, as reported in the Company’s fourth quarter earnings release, net of acquisitions, special and quarterly dividends, debt paydowns and debt issuance costs, and stock buybacks.

“We are very pleased that our strong capital position and operating performance allowed us to declare another regular quarterly cash dividend and a special cash dividend,” said Christopher Forgy, President and Chief Executive Officer of Saga. “We are excited to continue our commitment to provide a meaningful cash return to our shareholders through the declarations of these dividends. In addition, we have made tremendous progress during what has been a period of transition for our Board of Directors and executive management team. Our sustained financial strength has put us in a position to meet operational goals and to support efforts to return value to our shareholders. The cash dividends announced today, along with the new variable dividend policy, express the confidence of our Board of Directors and executive management team in Saga’s future.”

The Company currently intends to declare regular quarterly cash dividends, special dividends, variable dividends, and stock buybacks in the future consistent with its goals as previously stated. The declaration and payment of any future dividend, whether fixed, special, or based upon the variable policy, will remain at the full discretion of the Company’s Board of Directors and will depend upon the Company’s financial results, cash requirements, future expectations, and other factors that the Company’s Board of Directors finds relevant at the time of considering any potential dividend declaration.

Changes to Saga’s Board Leadership

The Company also announced that Warren S. Lada has been elected as the Chairman of the Company’s Board of Directors. Mr. Lada has been a member of the Board of Directors since May 2018, after serving as Chief Operating Officer of the Company from March 2016 to June 2018 and, more recently, as Interim President and Chief Executive Officer of the Company from August 21, 2022 to December 6, 2022. Mr. Lada will replace Gary G. Stevens, who has been serving as Interim Chairman of the Board since August 24, 2022. Mr. Stevens will continue to serve as a member of the Board of Directors.

In addition, the Company announced that Mr. Forgy, the Company’s President and Chief Executive Officer, has been appointed as a director of the Company to fill the Board vacancy created by the passing of Edward K. Christian. Mr. Forgy is not expected to be named to any committees of the Board.

“On behalf of Saga, I would like to thank Warren and Gary for their hard work and faithful service in their respective interim roles,” said Mr. Forgy. “Ed’s passing left a hole in our leadership ranks, and Warren and Gary admirably stepped up at a pivotal time when we needed them most. The entire Board and executive management team are truly grateful for all they have done to lead us over the past months.”

Update on Saga’s Strategic Initiatives

Saga remains committed to acquiring, developing, and operating its broad portfolio of broadcast properties. Consistent with this mission, over the past several months the Board and management team of the Company, assisted by legal and financial advisors, have been exploring new initiatives to create and enhance shareholder value. In the midst of these recent discussions, the Board received and ultimately rejected a confidential, unsolicited, and non-binding conditional indication of interest to acquire the Company under two potential transaction structures. The first structure was a cash buyout offer in the range of $30 to $33 per share for all outstanding shares of Saga common stock on a fully diluted basis. The second structure was a merger with the offeror providing the indication of interest in which Saga shareholders would receive $12.47 per share in cash at closing and would own 83.1% of the new combined entity, which would then assume the offeror’s existing debt. In the Board’s judgment, the offeror did not provide sufficient evidence of ability to obtain the required financing under either structure. In either case, based on the structure and highly conditional nature of the offer, the result would have been a takeover of the Company by a smaller broadcaster, to be soon followed by a significant leveraging of the Company’s (or its successor’s) cash and other assets to finance the transaction through borrowing and issuing preferred equity.

The Board did not believe this indication of interest was acceptable given the Board’s view of the fundamental value of the Company and its assets, the assumptions and significant financial contingencies underlying the offer, the longstanding mission of the Company to develop and operate broadcast properties, and the Board’s confidence that the Company can ultimately create more value for shareholders in comparison to the highly conditional offer. In conjunction with the Company’s consultants and legal and financial advisors, the Board will continue to formally review and evaluate all opportunities to enhance shareholder value, including through the new variable dividend policy as well as future acquisitions of additional broadcast properties.

About Saga Communications, Inc.

Saga is a broadcasting company whose business is devoted to acquiring, developing, and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 35 AM radio stations, and 80 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Non-GAAP Measures

Saga utilizes certain financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) to assess its financial performance. Such non-GAAP measures include same station financial information, free cash flow, trailing 12-month consolidated EBITDA, and consolidated net leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all of the non-GAAP financial measures to the most directly comparable GAAP measure are included in the Selected Consolidated and Supplemental Financial Data tables included in Saga’s reports on quarterly financial performance.

Forward-Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including, but not limited to, national and local economic changes, changes in the radio broadcast industry in general, and the effects of the ongoing COVID-19 pandemic, as well as Saga’s actual performance. Results may vary from those stated herein, and Saga undertakes no obligation to update the information contained herein.